Exhibit 99.1

Press Release

Rockwell Medical Announces SFP Meets Primary and Key

Secondary Endpoints in Phase 3 CRUISE-1 Efficacy Study

 as a Treatment for Iron Replacment in Chronic

Kidney Disease Patients on Dialysis

- In dialysis patients not receiving IV iron, SFP effectively delivers iron via dialysate and maintains hemoglobin without increasing stored iron (ferritin); strong safety data demonstrates no anaphylactic or hypersensitivity events and

no increase in hypotension or infection -

Conference call to be held today, Thursday July 11, 2013 at 8:00am Eastern Time

WIXOM, MICHIGAN — July 11, 2013 — Rockwell Medical (NASDAQ: RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis, today announced successful top-line results from the long-term CRUISE-1 Phase 3 efficacy study of SFP. SFP is the Company’s late-stage investigational iron-delivery drug for the treatment of iron deficiency in chronic kidney disease patients receiving hemodialysis.  In the Phase 3 efficacy study, SFP met the primary endpoint, demonstrating a statistically significant mean change in hemoglobin from baseline to End-of-Treatment.  Additionally, SFP met key secondary endpoints, including maintenance of hemoglobin, maintenance of reticulocyte hemoglobin, and increase in serum iron pre-to-post treatment without an increase in ferritin.  This long-term study is the first of two identical Phase 3 efficacy studies to provide clinical data required for the Company to file a New Drug Application (NDA) with the U.S. FDA.

Rob Chioini, Founder, Chairman and CEO of Rockwell Medical stated, “We are thrilled with the successful results of this CRUISE-1 efficacy study.  In addition to demonstrating statistical significance and meeting the primary efficacy endpoint, the data show that in place of IV iron, SFP is a safe and effective iron replacement therapy that consistently maintains hemoglobin levels without increasing iron stores.  These successful results, coupled with the recent positive PRIME study data demonstrating SFP’s ability to significantly reduce ESA use, support our belief that SFP will set a new paradigm in iron therapy treatment for hemodialysis patients.  We believe SFP is positioned to become the new standard of care in iron therapy.  We anticipate confirmatory and successful results from the CRUISE-2 trial, which is nearing completion.”

Primary Efficacy Endpoint

The CRUISE-1 study successfully met its pre-defined primary efficacy endpoint, which was a change in hemoglobin from Baseline to End-of-Treatment between the SFP and placebo groups.  The mean difference between SFP and placebo was 3.6 g/L (95% CI 0.8, 6.3) in favor of SFP, and was statistically significant (p=0.011).

At baseline the two groups had similar hemoglobin levels (109.6 g/L SFP and 109.0 g/L placebo).  The mean adjusted change from baseline hemoglobin to the end of the randomized treatment period in the SFP group was 0.6 g/L (95% CI -1.7, 2.8).  In the placebo group there was a statistically significant decline of -3.0 g/L (95% CI -5.3, -0.8).

Key Secondary Endpoints

The key secondary endpoints at End-of-Treatment showed statistically significant differences between the SFP and placebo groups, including the pre-dialysis reticulocyte hemoglobin (CHr) and serum ferritin. CHr, an early index and the best marker of iron-delivery to the bone marrow, was maintained at baseline levels in the SFP group during the randomized treatment, compared to a significant decrease in the placebo group.  At End-of-Treatment, the difference between groups was a statistically significant 2.1% difference in favor of SFP (p<0.001).  Serum ferritin, a marker of tissue iron stores, declined by 14.7% from baseline in the SFP arm while the placebo group ferritin level declined by 28.2%.  The difference between groups was statistically significant (p<0.001).  These results indicate that hemodialysate containing 2 µM SFP iron delivers sufficient iron to maintain erythropoiesis and does not lead to tissue iron overload.

Safety

Overall the adverse events reported were those that are expected in the chronic hemodialysis population.  There were no differences in frequency or severity between the SFP and placebo groups with respect to AEs or serious adverse events.  Importantly, the incidence of intradialytic hypotension, infections, and cardiac events in the SFP group was similar to or less than that observed in the placebo group. There were no events of anaphylaxis or hypersensitivity reported with dialysis administrations of SFP.

Adverse Events	SFP N=149 N (%)		Placebo N=151 N (%)
Procedural (Intradialytic) Hypotension	43	(28.9)	41	(27.2)
AVF complication	17	(11.4)	17	(11.3)
Hemodialysis induced Symptom	7	(4.7)	5	(3.3)
AVF Hemorrhage or Thrombosis	8	(5.4)	6	(4.0)
AVG complication or Thrombosis	6	(4.0)	4	(3.3)
Device Thrombosis	3	(2.0)	5	(3.3)
Infections	29	(19.5)	31	(20.5)
Cardiac Disorders	14	(9.4)	21	(13.9)

Dr. Raymond Pratt, Chief Medical Officer of Rockwell Medical, commented on the results, “We are extremely pleased to see such outstanding clinical results for safety and efficacy in a very well-designed and well-run Phase 3 study.  We congratulate the investigators and our clinical team for their dedication and work.  The successful achievement of meeting the CRUISE-1 primary efficacy endpoint with statistical significance confirms our belief that SFP, administered via dialysate, safely and effectively replaces the iron loss experienced by hemodialysis patients.  The positive CHr and ferritin data demonstrate that iron from SFP is directed at erythropoiesis and is not increasing iron stores. The safety profile for SFP, which was similar to placebo treated patients, is excellent and to date we have not identified a single safety issue attributable to SFP.  We expect that the CRUISE-2 study results will confirm CRUISE-1 data and we are working toward filing our NDA submission. We have great confidence in ultimately gaining FDA market approval for this unique iron treatment therapy.”

Dr. Ajay Gupta, Chief Scientific Officer of Rockwell Medical added, “This successful CRUISE-1 study data confirm our belief that SFP is an extremely safe drug that consistently maintains hemoglobin and that can effectively replace the general need for IV iron administration in dialysis patients.  This is the first demonstration of an iron therapy preventing the development of the iron deficient state and iron deficiency anemia in hemodialysis dependent CKD patients.  The increasing safety concerns centered on IV iron, with tissue iron overload, infections, and anaphylactic reactions, highlight the importance of the strong safety profile of SFP in our large clinical program, comprising approximately 60,000 human doses of SFP iron.  In contrast to the rapid bolus administration of IV iron, SFP delivers iron slowly and continuously in a physiologic manner during every hemodialysis session replacing dialytic iron loss.  SFP has the potential to be the first and only iron product indicated for maintenance of hemoglobin and reducing ESA utilization, and we fully expect SFP to become the new standard of care for iron management in CKD-HD patients.”

Study Design

The CRUISE-1 study was a single-blind, placebo controlled, parallel group study comparing SFP (2μM [110 μg iron/L] delivered via hemodialysate concentrate) to placebo (standard hemodialysate concentrate).  Adult patients with chronic kidney disease on regular hemodialysis, who were receiving stable doses of erythropoiesis stimulating agents (ESAs) and who were iron replete (as measured by serum transferrin saturation between 15 % to 40% and serum ferritin between 200 to 800 μg/L), were eligible for randomization.  Patients who met the inclusion criteria entered a run-in period of 1 to 4 weeks.  During the run-in, no study drug was administered, and no changes in the dose or route of administration of ESA were allowed.   IV and oral iron products were not allowed from run-in through the end of randomized treatment.

Patients who continued to meet inclusion criteria during the run-in period were randomized 1:1 to receive either SFP via dialysate or placebo (standard dialysate) in a blinded manner for up to 48 weeks. Patients received the designated study drug at each dialysis session during the randomized treatment period.  Hemoglobin, the measurement for the primary endpoint, was assessed weekly, along with iron parameters every two weeks.  Randomized patients could remain in the study for up to 48 weeks

Over the course of the study patients were not permitted to have their ESA dose adjusted from baseline dose, and were not permitted IV or oral iron. The study design incorporated a pre-defined protocol to address safety criteria and removed patients prior to 48 weeks who met any of the following removal criteria: 1) a need to change ESA dose for low or high (<90 or >120 g/L) hemoglobin values, 2) rapidly rising hemoglobin defined as >115 g/L and an increase of 10 g/L over 4 weeks, or 3) serum ferritin < 100 μg/L.  By withholding iron and not allowing ESA dose adjustment during the study period, the study was designed for removal of the majority of patients prior to end of study while demonstrating a statistically significant change in hemoglobin from Baseline to End-of-Treatment between the SFP and placebo groups.  All patient hemoglobin values, no matter what time point patients were removed from the study due to the pre-defined protocol safety criteria, were included in the primary endpoint calculation.  Patients removed from the study were transitioned into an open-label extension period.   Patients could also be withdrawn from the randomized treatment period for transfusions, adverse events, protocol violations or by request of the patient or investigator.

The primary study population was the modified Intent-to-Treat (mITT) population, defined as all patients who were randomized, and received at least one dose of study drug, and had at least one post-baseline hemoglobin value during the randomized treatment period.

The primary outcome measure for this study was the mean change in hemoglobin level from baseline to the End-of-Treatment.  End-of-Treatment was defined as the average of the hemoglobin levels during the last 1/6th of the randomized treatment period of each patient. A minimum of at least two on-study hemoglobin values were necessary for inclusion in the analysis.  The primary outcome statistic was provided by an analysis of covariance (ANCOVA) for the change from baseline hemoglobin between treatment groups, using baseline hemoglobin value as a covariate.

Secondary endpoints included the changes from baseline in pre-dialysis reticulocyte hemoglobin (CHr), ferritin and serum iron parameters.  Safety endpoints included all treatment emergent adverse events (TEAEs), serious adverse events (TESAEs), intradialytic hypotension, cardiac events and anaphylactic/hypersensitivity events.

Baseline Characteristics

At baseline, the two treatment groups were well balanced with respect to age (mean 58 years), gender (32% female, 68% male), race (55% white, 32% black and 13% other) and ethnicity.  There were 152 patients randomized to the SFP treatment arm and 153 patients were randomly assigned to receive placebo.  The mean duration of participation in the randomized treatment period was approximately 6 months (23 weeks).  As the pre-defined safety criteria protocol specified, there were a number of patients removed prior to end of study for reasons of safety/anemia management.  Due to pre-defined reasons of safety/anemia management (see pre-defined safety criteria under Study Design, above), 69 patients were removed in the SFP arm and 83 were removed in placebo.  Due to anemia related protocol violations (IV iron or ESA given), 19 patients were removed from the study in the SFP arm and 22 in placebo.  1 patient was removed in the SFP arm and 7 patients in placebo due to blood transfusions. Other reasons for early termination were balanced between the groups.

Conference call information

Rockwell will host a conference call today, July 11, 2013 at 8:00am Eastern Time to present the top-line results from this Phase 3 CRUISE-1 study for SFP. The conference call can be accessed by dialing 1-877-383-7438 (U.S.), 1-678-894-3975 (outside the U.S.), call-in ID: 16758531.  The call will be simultaneously webcast at http://ir.rockwellmed.com/events.cfm and will be available for replay at this link for 14 days.

About SFP

SFP is a unique iron compound that is delivered to the hemodialysis patient via dialysate, replacing the 5-7 mg of iron lost during a dialysis treatment.  SFP is introduced into the sodium bicarbonate concentrate that subsequently is mixed into dialysate.  Once in the dialysate, SFP crosses the dialyzer membrane and enters the bloodstream where it immediately binds to apo-transferrin and is taken to the bone marrow, similar to how dietary iron is processed in the human body.  In completed clinical trials to date, SFP has demonstrated that it can safely deliver iron and maintain hemoglobin levels while decreasing ESA use, without increasing iron stores.

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis.

Rockwell’s lead drug candidate in late-stage clinical development is for the treatment of iron deficiency in dialysis patients and is called Soluble Ferric Pyrophosphate (SFP).  SFP delivers iron to the bone marrow of dialysis patients in a non-invasive, physiologic manner via dialysate during their regular dialysis treatment.  In completed clinical trials to date, SFP has demonstrated that it can safely deliver sufficient iron to the bone marrow.  SFP is nearing completion of its Phase 3 clinical study program (CRUISE-1 and CRUISE-2) and is expected to address an estimated $600M U.S. market.

Rockwell is preparing to launch its FDA approved generic drug Calcitriol, to treat secondary hyperparathyroidism in dialysis patients.  Calcitriol (active vitamin D injection) is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy.  Rockwell intends to launch Calcitriol once it receives FDA manufacturing approval, addressing an estimated $350M U.S. market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad.  As one of the two major suppliers in the U.S., Rockwell’s products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream.  Rockwell has three manufacturing/distribution facilities located in the U.S. and its operating infrastructure is a ready-made sales and distribution channel that is able to provide seamless integration into the commercial market for its drug products, Calcitriol and SFP upon FDA market approval.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience.  Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis.  Please visit www.rockwellmed.com for more information. For a demonstration of SFP’s unique mechanism of action in delivering iron via dialysate, please view the animation video at

http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to launch Calcitriol and SFP following FDA approval.  Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Michael Rice, Investor Relations; 646-597-6979

David Connolly, Media Contact; 617-374-8800